Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

NORSK HYDRO ASA,

NORSK HYDRO E&P AMERICAS, L.P.,

HARALD ACQUISITION CORP.,

and

SPINNAKER EXPLORATION COMPANY

Dated as of September 18, 2005

TABLE OF CONTENTS

		Page

	ARTICLE I

	THE MERGER

1.1	The Merger; Effective Time of the Merger	2
1.2	Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2

	ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock	3
2.2	Appraisal Rights	3
2.3	Treatment of Company Stock Options	4
2.4	Treatment of Restricted Company Common Stock	4
2.5	Payment for Securities	4

	ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	8
3.2	Representations and Warranties of Guarantor, Parent and Merger Sub	23

	ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business by the Company Pending the Merger	26
4.2	No Solicitation by the Company	29

	ARTICLE V

	ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement	31
5.2	Access to Information	32
5.3	Stockholders’ Meeting	33
5.4	HSR and Other Approvals	34

i

5.5	Employee Matters	35
5.6	Indemnification; Directors’ and Officers’ Insurance	36
5.7	Agreement to Defend	38
5.8	Public Announcements	38
5.9	Advice of Changes; Governmental Filings	38
5.10	Conveyance Taxes	38
5.11	Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties	38
5.12	No Control of Other Party’s Business	40

	ARTICLE VI

	CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Effect the Merger	40
6.2	Conditions to Obligations of Parent and Merger Sub	40
6.3	Conditions to Obligations of the Company	41

	ARTICLE VII

	TERMINATION AND AMENDMENT

7.1	Termination	42
7.2	Notice of Termination	43
7.3	Effect of Termination	43
7.4	Amendment	44
7.5	Extension; Waiver	44
7.6	Return of Information	44

	ARTICLE VIII

	GENERAL PROVISIONS

8.1	Payment of Expenses	44
8.2	Nonsurvival of Representations, Warranties and Agreements	45
8.3	Notices	45
8.4	Rules of Construction	46
8.5	Counterparts	47
8.6	Entire Agreement; No Third Party Beneficiaries	47
8.7	Governing Law; Agreement to Arbitrate	47
8.8	No Remedy in Certain Circumstances	48
8.9	Assignment	49
8.10	Affiliate Liability	49
8.11	Schedule Definitions	49
8.12	Joint Liability	49
8.13	Guaranty	49

EXHIBITS:

Exhibit A	Stockholders’ Agreement
Exhibit B	Consulting Agreement

DISCLOSURE SCHEDULES:

Company Disclosure Schedule:

Schedule 1.5	Officers of the Surviving Corporation
Schedule 3.1(a)	Subsidiaries
Schedule 3.1(b)	Options; Subsidiary Ownership
Schedule 3.1(c)	Conflicts; Consents
Schedule 3.1(d)	Financial Statements
Schedule 3.1(f)	Certain Changes or Events
Schedule 3.1(g)	Undisclosed Liabilities
Schedule 3.1(i)	Knowledge of the Company
Schedule 3.1(j)	Litigation
Schedule 3.1(k)	Tax Information
Schedule 3.1(l)	Employee Benefits Information
Schedule 3.1(m)	Labor Matters
Schedule 3.1(n)	Intellectual Property
Schedule 3.1(o)	Properties
Schedule 3.1(p)	Environmental Matters
Schedule 3.1(u)	Brokers
Schedule 3.1(v)	Contracts
Schedule 4.1	Conduct of Business
Schedule 4.1(e)	Acquisitions
Schedule 4.1 (f)	Disposition Agreements
Schedule 4.1(m)	Capital Expenditures
Schedule 5.5(c)	Severance Benefit Plans
Schedule 5.5(d)	Employment and Retention Agreements
Schedule 5.6(a)	Indemnified Party Agreements
Schedule 5.6(b)	Insurance Premiums

Parent Disclosure Schedule:

Schedule 3.2(b)	Conflicts; Consents
Schedule 3.2(d)	Litigation

INDEX OF DEFINED TERMS

Definition	Section
AAA	8.7
Acquisition Proposal	4.2(f)(i)
Affiliate	2.5(c)(ii)
Aggregated Group	3.1(l)(i)
Agreement	Preamble
Antitrust Division	5.4(b)
Antitrust Laws	5.4(b)
Appraisal Shares	2.2
Book-Entry Shares	2.5(b)(i)(A)
Certificates	2.5(b)(i)(A)
Certificate of Merger	1.1
Closing	1.1
Closing Date	1.2
Code	3.1(k)(vii)
Company	Preamble
Company Affiliate	8.10
Company Bylaws	3.1(a)
Company Certificate of Incorporation	3.1(a)
Company Common Stock	2.1
Company Contracts	3.1(v)(i)
Company Disclosure Schedule	3.1
Company Intellectual Property	3.1(n)
Company Litigation	3.1(j)
Company Material Adverse Effect	3.1(a)
Company Permits	3.1(i)
Company Preferred Stock	3.1(b)
Company Real Properties	3.1(p)(i)(E)
Company Reserve Report	3.1(r)
Company SEC Documents	3.1(d)
Company Stock Option	2.3
Company Stock Plans	2.3
Company Stockholder Approval	6.1(a)
Confidentiality Agreement	5.2
Consulting Agreement	Recitals
DGCL	1.1
Dispute	8.7
Divestiture Action	5.4(b)
Effective Time	1.1
Employee Benefit Plan	3.1(l)(i)
Encumbrances	3.1(b)
Environmental Claim	3.1(p)(ii)(C)
Environmental Laws	3.1(p)(i)(A)
Environmental Permits	3.1(p)(i)(C)
ERISA	3.1(l)(i)

Definition	Section
Exchange Act	3.1(c)(iii)
FCPA	3.1(x)
FTC	5.4(b)
GAAP	3.1(d)
Governmental Entity	3.1(c)(iii)
Group	4.2(f)
Guarantor	Preamble
Hazardous Materials	3.1(p)(i)(B)
HSR Act	3.1(c)(iii)
ISDR	8,7
Injunction	6.1(c)
Indemnified Party	5.6(c)
Indemnified Party Agreement	5.6(a)
Insurance Policies	3.1(q)
Knowledge	3.1(i)
Letter of Transmittal	2.5(b)(i)(A)
Losses	5.6(c)
Material Agreements	3.1(v)(ii)
Material Breach	7.1(b)(iii)
Merger Consideration	2.1(b)
Merger	Recitals
Merger Sub	Preamble
Offsite Non-Company Real Properties	3.1(p)(i)(F)
Option Consideration	2.3
Own	3.2(g)
Option Surrender Agreement	2.5(b)(i)(B)
Parent	Preamble
Parent Disclosure Schedule	3.2
Parent Litigation	3.2(d)
Parent Material Adverse Effect	3.2(a)
Paying Agent	2.5(a)
Payment Fund	2.5(a)
Proxy Statement	3.1(c)(iii)
Release	3.1(p)(i)(D)
Rules	8.7
SEC	3.1(c)(iii)
Section 203	3.1(w)
Section 262	2.2
Securities Act	3.1(d)
Stockholders’ Agreement	Recitals
Subsidiary	3.1(a)
Superior Proposal	4.2(f)(ii)
Surviving Corporation	1.3
Taxes	3.1(k)(x)
Tax Returns	3.1(k)(x)

v

Definition	Section
Termination Date	7.1(b)(ii)
Termination Fee	7.3(b)
Termination Notice	5.5(e)
Voting Debt	3.1(b)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 18, 2005 (this “Agreement”), among Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway (“Guarantor”), with its address at Drammensveien 264, Vakero, N-0240, Oslo, Norway, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and indirect wholly owned subsidiary of Guarantor (“Parent”), with its address at 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, Harald Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), with its address at 15995 North Barkers Landing Road, Suite 200, Houston, Texas 77079, and Spinnaker Exploration Company, a Delaware corporation (the “Company”), with its address at 1200 Smith Street, Suite 800, Houston, Texas 77002.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof, the respective Boards of Directors of Guarantor, Parent, Merger Sub and the Company have approved this Agreement and the Merger;

WHEREAS, as a condition and inducement to the Company’s entering into this Agreement and incurring the obligations set forth herein, Guarantor is executing and delivering this Agreement to evidence its guarantee, as if it were the primary obligor, of the performance by Parent and Merger Sub of their respective obligations hereby;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Parent and certain stockholders of the Company are entering into the Stockholders’ Agreement attached hereto as Exhibit A (the “Stockholders’ Agreement”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, Merger Sub and the chief executive officer of the Company are entering into the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). As soon as practicable at or after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time specified in the Certificate of Merger (the “Effective Time”).

1.2 Closing. The Closing shall take place at 9:30 a.m., Houston, Texas time, on a date to be specified by the parties, which shall be no later than the first business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Vinson & Elkins L.L.P. in Houston, Texas, unless another date or place is agreed to in writing by the parties (such date on which the Closing occurs, the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time: Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the Company is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and applicable law.

1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, and except as set forth on Schedule 1.5 of the Company Disclosure Schedule, the officers of the Company shall be the officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(b) Capital Stock of the Company. Except as otherwise provided in this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $65.50 in cash, without interest (the “Merger Consideration”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5. All shares of Company Common Stock held by the Company as treasury shares or by Guarantor, Parent or Merger Sub or by any Subsidiary of Guarantor, Parent, Merger Sub or the Company shall automatically be canceled and shall cease to exist as of the Effective Time and no consideration shall be delivered or deliverable in exchange therefor.

(c) Impact of Stock Splits, etc. In the event of any change in the Company Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock as provided in this Agreement shall be appropriately adjusted.

2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the adoption of this Agreement and is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(b). The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of such a demand for appraisal and any other instrument delivered to the Company pursuant to Section 262, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3 Treatment of Company Stock Options. The Company agrees that it will take such actions as are necessary to cause at the Effective Time each option for the purchase of Company Common Stock (“Company Stock Option”) then outstanding, whether or not exercisable, under the Company’s Amended and Restated 1998 Stock Option Plan, 1999 Stock Incentive Plan, Adjunct Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Incentive Plan, as amended, 2003 Stock Option Plan and 2005 Stock Incentive Plan (together, the “Company Stock Plans”), to become fully exercisable (if not then fully exercisable) and to thereafter represent the right to receive the following consideration upon delivery of an Option Surrender Agreement in accordance with Section 2.5(b)(i)(B): for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the difference between (i) the Merger Consideration payable in respect of a share of Company Common Stock and (ii) the per share exercise price of such Company Stock Option to the extent such difference is a positive number (such amount in cash as described above being hereinafter referred to as the “Option Consideration”). Parent and Merger Sub acknowledge and agree that the actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders.

2.4 Treatment of Restricted Company Common Stock. Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock issued pursuant to the Company Stock Plans shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

2.5 Payment for Securities.

(a) Paying Agent. Prior to the Effective Time, Merger Sub shall enter into an agreement with the Company’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the stockholders of the Company and holders of the Company Stock Options in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration and the Option Consideration to which the stockholders of the Company and holders of the Company Stock Options shall become entitled pursuant to this Article II. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock and Company

Stock Options, for payment in accordance with this Article II, through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3 (the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1 and the Option Consideration payable pursuant to Section 2.3, in each case, out of the Payment Fund. The Payment Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock and Company Stock Options shall be entitled under Section 2.1 and Section 2.3, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares for the Merger Consideration and the surrender of Company Stock Options for the Option Consideration.

(b) Payment Procedures.

(i) As soon as practicable after the Effective Time, the Paying Agent shall deliver:

(A) to each record holder, as of the Effective Time, of: (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the “Certificates”); or (2) shares of Company Common Stock represented by book-entry (“Book-Entry Shares”), a letter of transmittal (“Letter of Transmittal”) (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a form agreed to by Merger Sub and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor; and

(B) to each holder of a Company Stock Option as of the Effective Time: (1) an option surrender agreement (“Option Surrender Agreement”) which shall be in a form agreed to by Merger Sub and the Company prior to the Closing; and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration.

(ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or Book-Entry Share shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5(b)(ii), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) Upon surrender of a Company Stock Option for cancellation to the Paying Agent, together with the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefore the amount of aggregate Option Consideration which such holder has the right to receive pursuant to the provisions of Section 2.3, and the Company Stock Option so surrendered shall be canceled. Any such holder shall be entitled to receive such Option Consideration by wire transfer, if so requested by such holder in the Option Surrender Agreement, if the payment of the aggregate Option Consideration to such holder exceeds $1,000,000. Until surrendered in accordance with the provisions of this Section 2.5(b)(iii), each Company Stock Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Consideration.

(c) Termination of Rights.

(i) All Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on any such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) The surrender of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plans) to ensure that, following the Effective Time, (A) no participant in the Company Stock Plans or any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any Affiliate (as such term is defined in Rule 405 under the Securities Act, as “Affiliate”) thereof and (B) the Company Stock Options may be surrendered in exchange for the Option Consideration pursuant to the terms of this Agreement.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former stockholders or optionholders of the Company on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this Article II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e) No Liability. Neither the Surviving Corporation nor Parent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such Company Common Stock or Company Stock Options at such date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(f) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock represented by such Certificate pursuant to the provisions of this Article II.

(g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any former holder of Company Common Stock or Company Stock Options pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Common Stock or Company Stock Options, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”), as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership, limited liability company or statutory trust duly incorporated, organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation, as amended (the “Company Certificate of Incorporation”), and Restated Bylaws (the “Company Bylaws”) together with complete and correct copies of the charter documents and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries, each as amended to date, and the charter documents and bylaws (or similar organizational documents) as so delivered are in full force and effect. All Subsidiaries of the Company and their respective jurisdictions of incorporation or organization are identified on Schedule 3.1(a) of the Company Disclosure Schedule. As used in this Agreement: (i) a “Company Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, is materially adverse to: (A) the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, (B) the ability of the Company to perform its obligations under this Agreement or (C) the ability of the Company to consummate the Merger; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (1) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets; (2) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry generally); (3) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (4) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (5) the disclosure of the fact that Guarantor is the prospective acquirer of the Company; (6) the announcement or pendency of the transactions contemplated by this

Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement or pendency of the transactions contemplated by this Agreement; (7) the announcement of the Company’s intention to review the possibility of selling itself; (8) any change in the trading prices or trading volume of the Company Common Stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (9) any change in accounting requirements or principles imposed upon the Company, its Subsidiaries or their respective businesses or any change in law, or the interpretation thereof; (10) actions taken by Parent or any of its Affiliates; (11) the failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); (12) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its Subsidiaries with Parent’s consent or from compliance by the Company with the terms of this Agreement; (13) any effect, change, event, occurrence or circumstance resulting from the failure of the Company or its Subsidiaries to take any action referred to in Section 4.1 due to Parent’s unreasonable withholding of consent or delaying its consent; and (14) any of the matters referred to in Schedule 3.1(a)(14) of the Company Disclosure Schedule and (ii) “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (A) such party or any other Subsidiary of such party is a general partner; or (B) the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on September 16, 2005: (A) 34,137,729 shares of Company Common Stock were issued and outstanding, including 48,175 shares of restricted Company Common Stock issued pursuant to the Company Stock Plans; (B) no shares of Company Preferred Stock were issued and outstanding; (C) 3,940 shares of Company Common Stock were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (D) below); (D) 5,590,531 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 5,494,228 shares of Company Common Stock were subject to issuance upon exercise of Company Stock Options; and (E) no Voting Debt (as defined below) was issued and outstanding. The term “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except for the Company Stock Options, Schedule 3.1(b) of the Company Disclosure Schedule lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and (i) the exercise, conversion, purchase, exchange or other similar price thereof and

(ii) whether such options, warrants or other rights are vested or unvested and the vesting schedule thereof). Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind (“Encumbrances”). Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the Company Disclosure Schedule, and except for changes since June 30, 2005 resulting from the exercise of stock options, stock grants or other awards granted prior to June 30, 2005 pursuant to the Company Stock Plans, or as contemplated by this Agreement, there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Stockholders’ Agreement, there are not as of the date of this Agreement, and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries.

(c) Authority; No Violations; Consents and Approvals.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, and assuming this Agreement constitutes the valid and binding obligation of Guarantor, Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license applicable to the Company or any of its Subsidiaries, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the adoption and approval of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, losses, Encumbrances or detriments that would not have a Company Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the Securities and Exchange Commission (the “SEC”) of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with the Merger (the “Proxy Statement”) and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) filings with the New York Stock Exchange, Inc.; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation set forth on Schedule 3.1(c) of the Company Disclosure Schedule; (G) such filings and approvals as may be required by any foreign or domestic law or Governmental Entity as a result of Guarantor being an entity organized outside of the United States; and (H) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not have a Company Material Adverse Effect.

(d) SEC Documents. The Company has made available to Parent a true and complete copy of each form, report, statement, schedule, registration statement, definitive proxy statement and other information filed or furnished by the Company with the SEC since January 1, 2004 (the “Company SEC Documents”), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 2004. As of their respective dates, each of the Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.1(d) of the Company Disclosure Schedule, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date of this Agreement but since January 1, 2004 an Affiliate of the Company that are required to be disclosed in the Company SEC Documents.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents to the date of this Agreement, there has been no change, event, occurrence or circumstance that has had a Company Material Adverse Effect.

(g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 2005 (including the notes thereto) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; (ii) liabilities incurred in the ordinary course of business subsequent to June 30, 2005 and, to the extent incurred on or after the date of this Agreement, not prohibited by this Agreement; (iii) liabilities disclosed on the Company Disclosure Schedule; (iv) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (v) liabilities not required to be presented in unaudited interim financial statements prepared in accordance with GAAP; (vi) liabilities that are not, individually or in the aggregate, material to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole; and (vii) liabilities under this Agreement.

(h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of: (i) the Company Certificate of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company’s Subsidiaries; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound; or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Company Material Adverse Effect.

(i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure so to hold would not have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, statute, ordinance, rule, or regulation promulgated, or judgment, decision or order entered by any Governmental Entity with jurisdiction over their respective businesses, except for failures or violations which would not have a Company Material Adverse Effect. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and of which the Company has knowledge (as hereinafter defined) or, to the knowledge of the Company as of the date of this Agreement, is threatened, other than those the outcome of which would not have a Company Material Adverse Effect. For purposes of this Agreement, “knowledge,” with respect to the Company, means the actual knowledge of the officers of the Company listed on Schedule 3.1(i) of the Company Disclosure Schedule and, with respect to Parent or Merger Sub, means the actual knowledge of the officers of Parent and Merger Sub.

(j) Litigation. Except as disclosed in the Company SEC Documents or Schedule 3.1(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no claim, fine, demand, charge of discrimination or complaint, investigation, suit, action or proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company or any of their respective assets (the “Company Litigation”), and, as of the date of this Agreement, the Company has no knowledge of any facts that are likely to give rise to any Company Litigation, in each case, that would have a Company Material Adverse Effect, nor is there any judgment, consent, decree, injunction, conciliation agreement, settlement agreement, rule, or order of any Governmental Entity or arbitrator outstanding as of the date of this Agreement against the Company or any Subsidiary of the Company that would have a Company Material Adverse Effect.

(k) Taxes. Except as set forth on Schedule 3.1(k) of the Company Disclosure Schedule:

(i) Except where the failure to file such Tax Returns, pay such Taxes or satisfy such withholding Tax requirements would not have a Company Material Adverse Effect, all: (A) Tax Returns (as defined below) which are required to be filed by the Company or any of its Subsidiaries on or before the Closing Date have been or will be timely filed; (B) Taxes which are due on or before the Closing Date (other than Taxes being contested in good faith by appropriate proceedings) or otherwise owed by the Company or any of its Subsidiaries have been or will be timely paid in full; and (C) withholding Tax requirements imposed on or with respect to the Company or any of its Subsidiaries on or before the Closing Date have been or will be satisfied in full.

(ii) As of the date of this Agreement, there are no pending requests and there is not in force (A) any extension of time with respect to the due date for the filing of any material Tax Return by the Company or any of its Subsidiaries or (B) any waiver or agreement for any extension of time for the assessment or payment of any material Tax by the Company or any of its Subsidiaries.

(iii) As of the date of this Agreement, no outstanding refund litigation, adjustment, audit examination, claim, assessment, deficiency or matter in controversy against the Company or any of its Subsidiaries for any Taxes has been proposed, asserted or assessed in writing by any Governmental Entity.

(iv) There is no existing Tax sharing agreement (including with respect to a tax allocation agreement, a tax indemnification agreement, or a tax sharing agreement or any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that may or will require that any payment be made by or to the Company or any of its Subsidiaries on or after the Closing Date.

(v) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(vi) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury

Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise, as a result of any consolidated, combined, unitary or aggregate group for Tax purposes of which such person was a member.

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” or a successor thereto in a distribution of stock qualifying for Tax-free treatment under Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(viii) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(1).

(ix) The Federal income Tax Returns of the Company and its Subsidiaries which are consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through 2001. All assessments for Taxes due and owing by the Company or any of its Subsidiaries with respect to completed and settled examinations or any concluded litigation have been fully paid.

(x) For purposes of this Agreement, “Taxes” means any taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity; and “Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(l) Compensation; Benefits.

(i) Set forth on Schedule 3.1(l) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of the Company or any other entity required to be aggregated with the Company under Sections 414(b), 414(c) 414(m), or 414(o) of the Code (the “Aggregated Group”) and contributed to, or sponsored or maintained by such entity within the past two years. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule:

(A) no Employee Benefit Plan is subject to Part 3 of Title I or Title IV of ERISA or Section 412 of the Code;

(B) to the knowledge of the Company, no “prohibited transaction,” as such term is described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the Employee Benefit Plans that would subject the Company or any member of the Aggregated Group, any officer of the Company or any of such plans or any trust to any material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

(C) no Employee Benefit Plan is a “multi-employer plan” as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA;

(D) no deduction for Federal income tax purposes has been or is expected by the Company to be disallowed for any amount paid or payable or benefit to be provided by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code;

(E) to the knowledge of the Company, no Employee Benefit Plan is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity and no such person is contemplating any such investigation;

(F) neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, solely or together with any other event (whether contingent or otherwise), will (1) result in the payment (whether in one payment or a series of payments) or the provision of benefits to any person of any “excess parachute payments” within the meaning of Section 280G of the Code, (2) except as contemplated in Sections 2.3 and 5.5, entitle any person to any increased or modified benefit or payment, or (3)except as contemplated in Sections 2.3 and 5.5, increase the amount of, or accelerate the time for payment, vesting or funding of, any compensation or benefit, including any equity-based compensation or benefit; and

(G) to the knowledge of the Company, there exists no condition that would subject the Company or any member of the Aggregated Group to (including as a result of any indemnification, guarantee, hold harmless, joint and several or similar obligation), any material liability under the terms of the Employee Benefit Plans or pursuant to any provision of Title I or IV of ERISA other than (1) any payment of benefits in the normal course of plan operation and (2) such liabilities as would not have a Company Material Adverse Effect.

(ii) True, correct and complete copies of each of the Employee Benefit Plans if written, or a description of any such Employee Benefit Plan if not written, including all amendments thereto and related trust documents, funding arrangements, group annuity contracts, third party administration agreements and investment management agreements, and favorable determination letters, if applicable, have been furnished or made available to Parent or its representatives, along with the most recent report filed on Form 5500 and a summary plan description with respect to each Employee Benefit Plan required to file a Form 5500. Each Employee Benefit Plan has been maintained in compliance with applicable laws, except where the failure to so comply would not have a Company Material Adverse Effect. Except as set forth on Schedule 3.1(l) of the Company Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans.

(iii) With respect to each Employee Benefit Plan: (A) the Company and its Subsidiaries have paid, on a timely basis, all material contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued; and (B) each Employee Benefit Plan which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service (or is covered by a favorable opinion letter) with respect to such qualification and, to the knowledge of the Company, nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification.

(m) Labor Matters. Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule or in the Company SEC Documents:

(i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and, as of the date of this Agreement, there is no union representation question involving employees of the Company or any of its Subsidiaries, nor, as of the date of this Agreement, does the Company have knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii) As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement or other grievance proceeding against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that would have a Company Material Adverse Effect.

(iii) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that would have a Company Material Adverse Effect.

(iv) As of the date of this Agreement, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company’s Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law that would have a Company Material Adverse Effect.

(n) Intellectual Property. The Company and its Subsidiaries own or have the right to use all: (i) United States and foreign patents, patent applications, and patent disclosures, together with all continuations, continuations in part, divisions, reissues, revisions, extensions and reexaminations thereof and all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto; (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names, brand names, and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated with the foregoing and registrations and applications and renewals associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable and whether or not published) including, without limitation, all product manuals, marketing brochures, training materials and web site content, and all United States and foreign copyrights and registrations and applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software (in both source code and object code form), data and documentation; (vi) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial (excluding employee benefit plans), marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information; (vii) all seismic and geophysical data, geological data, chemical data, engineering data, interpretive and analytical reports and studies, logs, formation tests, maps, diagrams, and all data bases, computer printouts, computer tapes, agreements and contracts, files, books, accounts, and other technical information, business records, or financial data acquired related thereto; and (viii) copies and tangible embodiments thereof (in whatever form or medium), in each case necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”), except in each case where the failure to own or have the right to use such properties would not have a Company Material Adverse Effect. The Company and its Subsidiaries own or have the right to use the Company Intellectual Property free and clear of any and all liens, claims or encumbrances, except those set forth in any agreements relating to such Company Intellectual Property or those that would not have a Company Material Adverse Effect, and, following the Closing and the payment of any transfer fees with respect to any such Company Intellectual Property subject to the agreements described in clause (vii) above and identified on Schedule 3.1(n) of the Company Disclosure Schedule, the Surviving Corporation shall continue to have the right to use such Company Intellectual Property free and clear of any and all liens, claims or encumbrances, except those set forth in any agreements relating to such Company Intellectual Property or those that would not have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as conducted on the date of this Agreement does not, in any respect that would have a Company Material Adverse Effect, conflict with, infringe upon, violate, interfere with or otherwise misappropriate any intellectual property right of any other person.

(o) Properties.

(i) All major items of operating equipment owned or leased by the Company and its Subsidiaries (A) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated; and (B) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.

(ii) Except for property sold, used or otherwise disposed of since June 30, 2005 in the ordinary course of business, the Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Company Reserve Report as attributable to interests owned by the Company and its Subsidiaries, and to all other properties, interests in properties and assets, real and personal, reflected in the Company SEC Documents filed prior to the date of this Agreement as owned by the Company and its Subsidiaries, free and clear of any liens, except: (A) liens reflected in the Company SEC Documents filed prior to the date of this Agreement; (B) liens for current taxes not yet due and payable; and (C) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as would not result in a Company Material Adverse Effect.

(iii) The oil and gas leases and other agreements pursuant to which the Company and its Subsidiaries lease or otherwise acquire or obtain operating rights affecting any real or personal property given value in the Company Reserve Report (as defined in Section 3.1(c)) are in good standing, valid and effective, and maintained in accordance with their terms, including the payment of all bonus, delay rental, royalty and minimum royalty payments due and payable by the Company or any Subsidiary of the Company to any lessor of any such oil and gas leases or other parties have been properly paid, except for those that would not result in a Company Material Adverse Effect.

(iv) Except as described on Schedule 3.1(o) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are party to a contract containing area of mutual interest or area of exclusion provisions applicable to or binding on the Company or its Subsidiaries that materially restricts the right of the Surviving Corporation or any of its Subsidiaries to continue the business as currently conducted after Closing.

(p) Environmental Matters.

(i) As used in this Agreement:

(A) “Environmental Laws” means any and all applicable laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any governmental entity pertaining to protection of human health (to the extent arising from exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof;

(B) “Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, or derivatives thereof;

(C) “Environmental Permits” means any and all permits, registrations, licenses, consents, exemptions, variances, authorizations, and similar approvals required under Environmental Laws;

(D) “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing;

(E) “Company Real Properties” means those real properties owned, leased, or otherwise operated by the Company or its Subsidiaries in connection with the performance of their respective businesses; and

(F) “Offsite Non-Company Real Properties” means any real properties other than the Company Real Properties.

(ii) Except as set forth on Schedule 3.1(p) of the Company Disclosure, or as would not have a Company Material Adverse Effect:

(A) the Company and its Subsidiaries and their respective operations, assets, businesses and Company Real Properties are and have been in compliance with all Environmental Laws and Environmental Permits;

(B) all Environmental Permits required under Environmental Laws for operating the Company’s and its Subsidiaries’ assets, businesses, and Company Real Properties as they are currently being operated have been obtained and are currently in full force and effect and, to the Company’s knowledge, there are no conditions or circumstances that would limit or preclude it or its Subsidiaries from renewing such Environmental Permits;

(C) the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws alleging the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries (each, an “Environmental Claim”) and neither the Company nor its Subsidiaries have received written notice of any Environmental Claim with respect to their respective operations, assets, businesses, or Company Real Properties;

(D) there have been no Releases of Hazardous Materials on, under or from the Company Real Properties that are the basis of any Environmental Claim against the Company or any of its Subsidiaries and there are no investigations, remediations, removals, or monitorings of Hazardous Materials required under Environmental Laws at such properties;

(E) neither the Company nor its Subsidiaries have received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from the Offsite Non-Company Real Properties that are the basis of any Environmental Claim against the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice;

(F) there has been no exposure of any person or property to Hazardous Materials in connection with the Company’s or its Subsidiaries’ operations, assets, businesses, or Company Real Properties that would reasonably be expected to form the basis for any Environmental Claim; and

(G) the Company and its Subsidiaries have made available to Parent complete and correct copies of all material environmental site assessment reports, studies, and correspondence on environmental matters (in each instance relevant to the Company or its Subsidiaries) that are in the Company’s or its Subsidiaries’ possession and relating to their respective operations, assets, businesses, or Company Real Properties.

(iii) Neither the Company nor its Subsidiaries make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 3.1(p).

(q) Insurance. The Company has heretofore furnished or made available to Parent or its representatives copies of all workers’ compensation, fire, general liability, fiduciary liability, directors’ and officers’ liability, malpractice liability, theft and other forms of property and casualty insurance policies held by the Company and each of its Subsidiaries and all fidelity bonds that are material to the Company and its Subsidiaries (the “Insurance Policies”). Except for Insurance Policies that have been, or are scheduled to be, terminated in the ordinary course of business and consistent with past practices of the Company and in accordance with the terms thereof, each of the Insurance Policies is in full force and effect.

(r) Reserve Report. The Company has heretofore made available to Parent the Company’s estimate of the Company’s and the Company’s Subsidiaries’ oil and gas reserves as of June 30, 2005, prepared by Ryder Scott Company, L.P. (the “Company Reserve Report”). Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) the factual, non interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Report was accurate and (ii) the estimate of proved reserves used by the Company in connection with the preparation of the Company Reserve Report and provided by the Company to Ryder Scott Company, L.P. in connection with its audit of the Company Reserve Report is in accordance with definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC.

(s) Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC (a true and correct copy of which has either been delivered, or will be delivered as soon as practicable after the execution of this Agreement, to Parent) to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Stock. Parent acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of Credit Suisse First Boston LLC delivered to the Company’s Board of Directors.

(t) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement.

(u) Brokers. Except for the fees and expenses payable to Randall & Dewey, a division of Jefferies & Company, Inc. and Credit Suisse First Boston LLC, the amount of which fees are reflected in Schedule 3.1(u) of the Company Disclosure Schedule, no broker, investment banker, or other person is entitled to any broker’s, finder’s, fairness opinion or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(v) Certain Contracts and Arrangements.

(i) Schedule 3.1(v) of the Company Disclosure Schedule and the documents filed or incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, in the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005 and in the Company’s Current Reports on Form 8-K filed with the SEC since January 1, 2005 set forth a true and complete list of each agreement to which the Company or any Subsidiary of the Company is subject (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the rules and regulations of the SEC if such a registration statement was filed by the Company on the date of this Agreement (collectively, the “Company Contracts”). Except as would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company is in breach or default under any Company Contract or Material Agreement (as defined below) nor, to the knowledge of the Company at the date of this Agreement, is any other party to any such Company Contract or Material Agreement in breach or default thereunder. Other than as contemplated by Section 3.1(c), no consents, assignments, waivers, authorization or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Company Contracts and Material Agreements after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate would not have a Company Material Adverse Effect.

(ii) The Company has made available to Parent true and complete copies of (A) all material joint operating agreements, participation agreements, exploration and development agreements, drilling contracts, area of interest agreements, participation agreements, joint bidding agreements and confidentiality agreements (other than confidentiality agreements relating to the sale of the Company); (B) all material joint venture contracts, partnership agreements and other similar agreements involving a sharing of profits, losses, costs or liabilities of the Company or any if its Subsidiaries, in each case to which the Company or any of its Subsidiaries is a party as of the date of this Agreement; (C) all indemnifications agreements to which the Company or any of its Subsidiaries are a party pursuant to which officers or directors of the Company or any of its Subsidiaries are indemnified; and (D) any confidentiality or non-competition agreement outside the ordinary course of business which materially restricts the right of the Company or any of its Subsidiaries to continue its respective business as currently conducted after Closing (each of the foregoing a “Material Agreement”).

(w) State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203”)) applicable to the Company is applicable to the Merger. Assuming the accuracy of the representations made in Section 3.2(g), the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

(x) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its Subsidiaries have conducted their businesses in all material respects in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.2 Representations and Warranties of Guarantor, Parent and Merger Sub. Except as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Parent and Merger Sub (and Guarantor by virtue of Section 8.13) jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Power. Guarantor is a public limited liability company duly organized, validly existing and in good standing under the laws of the Kingdom of Norway. Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Guarantor, Parent and Merger Sub has all requisite limited partnership and corporate power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Parent Material Adverse Effect (as defined below). Each of Guarantor, Parent and Merger Sub has heretofore delivered to the Company complete and correct copies of its certificate of incorporation, bylaws or other comparable charter or organizational documents, each as amended to date. “Parent Material Adverse Effect” means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, materially impairs the ability of Guarantor, Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Authority; No Violations, Consents and Approvals.

(i) Each of Guarantor, Parent and Merger Sub has all requisite limited partnership or corporate power and authority, as applicable, to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership or corporate action, as applicable, on the part of each of Guarantor, Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Guarantor, Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Guarantor, Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of Merger Sub, has approved and adopted this Agreement in its capacity as sole stockholder of Merger Sub.

(ii) Except as set forth on Schedule 3.2(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, or result in the creation of any Encumbrance upon any of the properties or assets of Guarantor, Parent or Merger Sub under, or otherwise result in a material detriment to Guarantor, Parent or Merger Sub under, any provision of (A) the certificate of incorporation, bylaws or other comparable charter or organizational documents of Guarantor, Parent or Merger Sub, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, contract, concession, franchise or license applicable to Guarantor, Parent or Merger Sub or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Guarantor, Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, Encumbrances or detriments that would not have a Parent Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or with respect to Guarantor, Parent or Merger Sub in connection with the execution and delivery of this Agreement by Guarantor, Parent and Merger Sub or the consummation by Guarantor, Parent and Merger Sub of the transactions contemplated hereby except for: (A) the filing of a premerger notification report by Parent or its ultimate parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Proxy Statement, such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D)

filings with the New York Stock Exchange, Inc., the Oslo Stock Exchange and any other securities exchange or national market which Guarantor is required to make as a result of the transactions contemplated by this Agreement; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation set forth on Schedule 3.2(b) of the Parent Disclosure Schedule; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not have a Parent Material Adverse Effect.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Litigation. Except as disclosed in Schedule 3.2(d) of the Parent Disclosure Schedule, as of the date of this Agreement there is no claim, fine, demand, charge of discrimination or complaint, investigation, suit, action or proceeding pending, or, to the knowledge of Parent or Guarantor, threatened against or affecting Guarantor, Parent or Merger Sub (“Parent Litigation”), and, as of the date of this Agreement, Parent and Guarantor have no knowledge of any facts that are likely to give rise to any such Parent Litigation, in each case, that would adversely affect the ability of Guarantor, Parent and Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, consent, decree, injunction, conciliation agreement, settlement agreement, rule or order of any Governmental Entity or arbitrator outstanding against Guarantor, Parent or Merger Sub that would adversely affect the ability of Guarantor, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) Financing. As of the date hereof and at the Closing, Parent and Merger Sub shall have access to sufficient immediately available funds to enable them to pay the Merger Consideration and to consummate the transactions contemplated by this Agreement.

(f) Vote/Approval Required. No vote or consent of the shareholders of Guarantor or the partners of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement or the transactions contemplated hereby and such vote or consent has been obtained.

(g) Ownership of Company Capital Stock. None of Guarantor, Parent, Merger Sub or any of their respective Affiliates “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Capital Stock.

(h) No Business Conduct. Merger Sub was incorporated on September 2, 2005. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Sub has no operations, has not generated any revenues, has no Subsidiaries and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT

OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as described on Schedule 4.1 of the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

(a) Ordinary Course. Each of the Company and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

(b) Dividends; Changes in Stock; Voting Agreements. Except for transactions solely among the Company and its Subsidiaries, the Company shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, membership interests or beneficial interests; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock; (iii) repurchase, redeem or otherwise acquire the Company’s capital stock or the securities of any Subsidiary of the Company, except as required by the terms of its securities outstanding on the date of this Agreement or as contemplated by any existing Employee Benefit Plan or employment agreement; or (iv) enter into a contractual obligation to vote any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(c) Issuance of Securities. The Company shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than: (i) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plans, or in satisfaction of stock grants or other stock based awards pursuant to the Company Stock Plans, in each case outstanding on the date of this Agreement; (ii) the issuance of Company Common Stock by the Company to match a portion of the contributions made by the Company’s employees under the Company’s 401(k) Retirement Savings Plan consistent with past practice; and (iii) issuances by a wholly owned Subsidiary of the Company of such Subsidiary’s securities to its parent.

(d) Governing Documents. Except as expressly contemplated by this Agreement, the Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws. The Company shall not permit any of its Subsidiaries to amend its certificate of incorporation, bylaws or other comparable charter or organizational documents.

(e) No Acquisitions. The Company shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions in the ordinary course of business or the acquisitions described on Schedule 4.1(e) of the Company Disclosure Schedule.

(f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby; (ii) sales or other dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole; or (iii) under agreements set forth on Schedule 4.1(f) of the Company Disclosure Schedule, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease, license, assign, encumber or otherwise dispose of, or agree to sell or otherwise dispose of, or subject to any lien, any of its properties or assets (including capital stock of the Company’s Subsidiaries and indebtedness of others) which are material to the Company and its Subsidiaries, taken as a whole, except sales of assets in the ordinary course of business consistent with past practice.

(g) No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries.

(h) Accounting. The Company shall not, and it shall not permit any of its Subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

(i) Insurance. The Company shall, and it shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent with such entities’ past practice.

(j) Tax Matters. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election) unless it is reasonably expected that such action would not have a Company Material Adverse Effect; (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise would not result in a Company Material Adverse Effect; or (iii) change in any material respect any of its methods of reporting income or deductions for Federal income tax purposes from those employed in the preparation of its Federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that would not result in a Company Material Adverse Effect.

(k) Certain Employee Matters. Except pursuant to Section 5.5, the Company shall not, and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees, except increases made in the ordinary course of business and in accordance with past practice, and provided that payments of bonuses to officers and employees consistent with past practice that are approved by the Compensation Committee of the Board of Directors of the Company or the Board of Directors of the Company shall not constitute an increase in compensation; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the Company’s existing Employee Benefit Plans; (iii) enter into any new, or materially amend any existing, material employment or severance or termination agreement with any director, officer or employee; or (iv) become obligated under any new Employee Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of materially enhancing any benefits thereunder.

(l) Indebtedness. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others; or (ii) create any material mortgages, liens, security interests or other similar encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict the incurrence of indebtedness for borrowed money (A) to finance any transactions or other expenditures permitted by Section 4.1(e) or Section 4.1(m) or borrowings under credit facilities made in the ordinary course of the Company’s business, (B) refinancings of existing debt and (C) immaterial borrowings that, in each case, permit prepayment of such debt without penalty (other than LIBOR breakage costs).

(m) Capital Expenditures. The Company shall not, and it shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures: (i) which would result in the Company exceeding the Company’s capital expenditure budget for 2005 in the aggregate, (ii) other than the capital expenditures set forth on Schedule 4.1(m) of the Company Disclosure Schedule (which capital expenditures shall be excluded from the calculation of the amount of aggregate capital expenditures authorized by the Company’s capital expenditure budgets for 2005 and 2006); or (iii) in the event the Merger has not been consummated prior to December 31, 2005, which are not set forth in the Company’s capital expenditure budget for 2006 adopted by the Board of Directors of the Company and approved by Parent, such approval not to be unreasonably withheld or delayed (Parent and the Company agreeing that a capital expenditure budget for the first quarter of 2006 that is at least equal to the Company’s capital expenditures during the first quarter of 2005 is reasonable).

(n) Satisfaction of Claims; Waiver of Rights. The Company shall not, and it shall not permit any of its Subsidiaries to: (i) cancel any material indebtedness owed it, or (ii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party unless, in the good faith opinion of the Board of Directors of the Company, complying with the provisions of this clause (ii) would be inconsistent with the fiduciary duties of the Board of Directors of the Company.

(o) Restrictive Agreements. The Company shall not, and it shall not permit any of its Subsidiaries to enter into or otherwise become party to any contract that contains a material non-competition covenant or similar restriction on the ability of the Surviving Corporation or any of its respective Subsidiaries to conduct, from and after the Closing, any of their respective businesses in any geographical area material to the business or operations of the Company or any of its Subsidiaries or Parent, the Surviving Corporation or any of their Affiliates, except for customary non-competition covenants or similar restrictions included in joint venture agreements entered into by it consistent with past practice; provided, however, that it shall offer Parent a reasonable opportunity to review and approve (such approval not to be unreasonably withheld or delayed) any such covenant or similar restriction prior to the entry by the Company into or agreeing to become party to such contract, and provided further that if Parent does not approve any such contract, the Company may enter into such contract only if it is required to do so by contract or by law.

(p) Litigation Settlement. The Company shall not settle any litigation commenced after the date hereof against it or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or thereby, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed.

(q) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to (i) amend any Indemnified Party Agreement (as defined in Section 5.6(a)) listed on Schedule 5.6(a) of the Company Disclosure Schedule or enter into any additional Indemnified Party Agreement; or (ii) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

4.2 No Solicitation by the Company.

(a) Subject to Section 4.2(b), from and after the date of this Agreement, the Company will not, and will not authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or knowingly encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate or enter into any such proposal.

(b) The Company shall, as promptly as practicable (and in no event later than 48 hours after receipt thereof), advise Parent of any Acquisition Proposal or any inquiry received by the Company that it reasonably believes could lead to an Acquisition Proposal (including, without limitation, any Acquisition Proposal that constitutes a Superior Proposal (as hereinafter defined)) and of the material terms of any proposal or inquiry that it may receive in respect of any such Acquisition Proposal or inquiry, including the identity of the person making the Acquisition Proposal or inquiry, and shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing, and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing. In the event that, prior to the approval and adoption of this Agreement by the stockholders of the Company as provided herein, the Company receives an Acquisition Proposal from a third party that its Board of Directors has in good faith concluded is, or is reasonably likely to result in, a Superior Proposal, it may then take the following actions: (i) furnish nonpublic information to the third party making such Acquisition Proposal, provided, however, that (A) prior to furnishing any such nonpublic information to such party, it gives Parent written notice of its intention to furnish such nonpublic information, (B) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic information furnished to such third party on its behalf, the terms of which are at least as restrictive in all material respects as, and in any case no more favorable to such third party in all material respects than, the terms contained in the Confidentiality Agreement (and containing additional provisions that expressly permit the Company to comply with the provisions of this Section 4.2) and (C) concurrently with or promptly following furnishing any material nonpublic information to such third party, it furnishes such material nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent); and (ii) engage in discussions and negotiations with the third party with respect to the Acquisition Proposal, provided that prior to entering into negotiations with such third party, it gives Parent written notice of its intention to enter into negotiations with such third party and furnishes to Parent all other information regarding such Acquisition Proposal as provided under this Section 4.2(b).

(c) Notwithstanding anything in this Agreement to the contrary, the Company’s Board of Directors shall be permitted, at any time prior to approval and adoption of this Agreement by the stockholders of the Company as herein provided, (i) other than in response to an Acquisition Proposal, to withdraw, modify or change, or propose to withdraw, modify or change, the recommendation by the Board of Directors of this Agreement if, after consultation with outside legal counsel, the Company’s Board of Directors concludes in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law; or (ii) in response to an Acquisition Proposal, to approve or recommend, or propose to approve or recommend, any Acquisition Proposal and, in connection therewith, to withdraw, modify or change the recommendation by the Board of Directors of this Agreement, but only if, in the case referred to in clause (ii), the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and the Company has observed the notice provisions of Section 7.1(d)(ii) and has complied with the provisions of this Section 4.2. Any action pursuant to this Section 4.2(c) shall not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement.

(d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act to the extent required by applicable law.

(e) The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company, its Subsidiaries or any of their representatives with respect to any Acquisition Proposal existing on the date of this Agreement. In addition, the Company will use commercially reasonable efforts to cause each third party recipient of information relating to any such Acquisition Proposal existing on the date of this Agreement to promptly deliver to the Company or, at the option of the Company, to destroy all written (and electronic) material furnished to such third party or its representatives by or on behalf of the Company.

(f) For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acquisition Proposal” shall mean written inquiry, offer or proposal relating to any transaction or series of related transactions involving: (A) any purchase from the Company or acquisition by any person, entity or “Group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person, entity or Group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company and its Subsidiaries, taken as a whole, or (C) any liquidation or dissolution of the Company or any of its Subsidiaries; and (ii) “Superior Proposal” shall mean an Acquisition Proposal for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, that the Board of Directors of the Company has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, the form of the consideration offered, the person, entity or Group making the offer, all legal, financial, regulatory and other aspects of the proposal and the person, entity or Group making the proposal, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated on the terms proposed.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement.

(a) The Company shall as promptly as reasonably practicable prepare and file with the SEC the preliminary Proxy Statement, provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent for review before such filing with the SEC and that such filing shall be subject to Parent’s prior approval of the preliminary Proxy Statement, which approval shall not be unreasonably withheld or delayed. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. As promptly as reasonably practicable after comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall use commercially reasonable efforts to respond to the comments of the SEC. The Company shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the SEC prior to their being filed with or sent to the SEC, and the filing of such shall be subject to Parent’s prior approval, which approval shall not be unreasonably withheld or delayed. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. After all the comments received from the SEC, if any, have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date established by the Board of Directors of the Company, as promptly as practicable thereafter. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Section 7.1(d) and the Company has complied with Section 7.3(b), the Company shall not be required to comply with the provisions of this Section 5.1.

(b) If prior to the receipt of the Company Stockholder Approval (as defined in Section 6.1(a)) any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c) If prior to the receipt of the Company Stockholder Approval, any event occurs with respect to Guarantor, Parent or Merger Sub, or any change occurs with respect to other information supplied by the Parent for inclusion in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC, of any necessary amendment or supplement to the Proxy Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

5.2 Access to Information. Until the Closing, the Company shall afford to Parent and its representatives (including accountants and counsel) reasonable access, in each case, only at such locations and in accordance with such procedures (including prior notice requirements, the time and duration of access and the manner in which access and discussions may be held) as are mutually agreed to between Parent and the Company prior to any such access, to all properties, books, records, and Tax Returns of the Company and each of its Subsidiaries and all other information with respect to their respective businesses, together with the opportunity, at the sole cost and expense of Parent, to make copies of such books, records and other documents and to discuss the business of the Company and each of its Subsidiaries with such directors, officers and counsel for the Company as Parent may reasonably request for the purposes of familiarizing itself with the Company and each of its Subsidiaries. Parent and its representatives shall use their reasonable best efforts to conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of Parent’s representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. If any material is withheld by the Company pursuant to the preceding two sentences, the Company shall inform Parent as to the general nature of what is being withheld. In addition, Parent shall not contact any personnel of the Company or its Subsidiaries regarding the transactions contemplated by this Agreement without the express prior written consent of the Company. Parent agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated as of August 2, 2005 between Guarantor and the Company (the “Confidentiality Agreement”), shall (subject to Section 7.6) apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

5.3 Stockholders’ Meeting. The Company shall call, hold and convene a meeting of its stockholders to consider the approval and adoption of this Agreement, to be held as promptly as practicable after the mailing of the Proxy Statement to the Company’s stockholders. The Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the approval and adoption of this Agreement at the Company’s stockholders’ meeting and the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of approval and adoption of this Agreement at the Company’s stockholders’ meeting except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 4.2(c). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the preceding sentence shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal. Notwithstanding the foregoing, if this Agreement is terminated in accordance with Section 7.1(d) and the Company has complied with Section 7.3(b), the Company shall not be required to call, convene or hold a stockholders’ meeting (and may cancel any scheduled stockholders’ meeting) to consider the adoption of this Agreement or otherwise comply with the provisions of this Section 5.3.

5.4 HSR and Other Approvals.

(a) Except for the filings and notifications made pursuant to applicable Antitrust Laws, to which Sections 5.4(b) and (c), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b) As promptly as reasonably practicable following the execution of this Agreement, but in no event later than ten business days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. Each of Parent and the Company shall fully cooperate with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the Antitrust Division. Parent shall take commercially reasonable action to prevent the FTC, Antitrust Division, or other Governmental Entity, as the case may be, from filing action with a court or Governmental Entity, which, if the Governmental Entity prevailed, would restrain, enjoin or otherwise prevent or materially delay the consummation of the Merger, including an agreement to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or either’s respective Subsidiaries; (ii) terminate existing relationships and contractual rights and obligations of the Company or Parent or either’s respective Subsidiaries; (iii) terminate any relevant venture or other arrangement; or (iv) effectuate any other change or restructuring of the Company or Parent (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the FTC, the Antitrust Division or other Governmental Entity) (each a “Divestiture Action”). In the event any action is threatened or instituted challenging the Merger as violative of the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, or any other applicable law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), Parent shall take such commercially reasonable action, including any Divestiture Action, as may be necessary to avoid, resist or resolve such action. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing; provided, however, that it shall afford the Company a reasonable opportunity to participate therein. In addition, Parent shall take such action as may be required by any federal or state court of the United States, in any action brought by a Governmental Entity or any other person challenging the Merger as violative of the Antitrust Laws, including any Divestiture Action, in order to avoid the entry of any permanent injunction or other permanent order which would restrain, enjoin or otherwise prevent the consummation of the Merger, and in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all commercially reasonable steps to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.

(c) From the date of this Agreement through the date of termination of the required waiting period under the HSR Act, Parent and Merger Sub shall not take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

5.5 Employee Matters.

(a) Parent shall take such action as may be necessary so that on and after the Effective Time, and for one year thereafter, officers and employees of the Company and its Subsidiaries who remain after the Closing in the employ of the Company or its Subsidiaries are provided base salary, base wages and employee benefits, plans and programs (including but not limited to incentive compensation, deferred compensation, pension, life insurance, welfare, profit sharing, 401(k), severance, salary continuation and benefits and non-retirement equity-based compensation arrangements, but excluding for this purpose stock options or other equity participation programs) which, in the aggregate, are not materially less favorable than those made available by the Company and its Subsidiaries to such officers and employees immediately prior to the Effective Time. For purposes of eligibility to participate and vesting in benefits plans and programs provided by Parent to such officers and employees, the officers and employees of the Company and its Subsidiaries will be credited with their years of service recognized by the Company and its Subsidiaries and any predecessor thereof to the extent services with Parent and its Subsidiaries and any predecessor thereof is taken into account under the benefit plans and programs of Parent and its Subsidiaries. The eligibility of any officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of Parent shall not be subject to any exclusions for any pre-existing conditions if such individual has met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries. All individuals eligible to participate in any plan or arrangement contemplated above shall be immediately eligible to participate in the similar plan or arrangement maintained by Parent or its Subsidiaries (or the same plan or arrangement if still maintained). Amounts paid before the Effective Time by officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of Parent provided as of the Effective Time to the same extent as if such amounts had been paid under such health plans of Parent. Nothing contained in this Section 5.5(a) shall create any rights in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company, any of its Subsidiaries or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

(b) Subject to the other provisions set forth in this Section 5.5, after the Effective Time and subject to applicable law and the terms of any Employee Benefit Plan, Parent may amend, modify or terminate any Employee Benefit Plan in existence prior to the Closing. After the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries are and shall remain liable for, and Parent, the Surviving Corporation and each of their respective Subsidiaries shall be responsible for and shall promptly discharge, all liabilities, duties and claims (to or by any of the Company’s or its Subsidiaries’ employees or former employees, any beneficiary under any Employee Benefit Plan, any Governmental Entity or otherwise) arising out of or relating to the employment relationship between the Company or any of its Subsidiaries and their respective employees and former employees, including liabilities, duties and claims (i) for deferred compensation, incentive compensation, retirement benefits, health and life benefits, severance arrangements and benefits, disability benefits and other benefits under any Employee Benefit Plan, fund, program, arrangement, policy or practice, (ii) relating to continuation health coverage pursuant to Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and (iii) for unemployment and workers’ compensation or similar benefits. After the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries shall file any and all annual reports, filings or notices that may be required in connection with any Employee Benefit Plan to be filed with Governmental Entities or provided to participants and beneficiaries after the Closing.

(c) At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, each of the severance benefit plans described in Schedule 5.5(c) of the Company Disclosure Schedule; provided, however, that for a period equal to the longer of twelve months or any applicable period set forth in such plans, the Surviving Corporation or any of its successors shall not terminate or otherwise amend such plans in a manner adverse to any employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time.

(d) At the Effective Time, the Surviving Corporation shall assume, and perform pursuant to, each of the employment agreements and retention agreements described on Schedule 5.5(d) of the Company Disclosure Schedule.

(e) No later than twelve business days prior to the Closing Date, Parent shall deliver written notice (the “Termination Notice”) to the Company of the names of the employees of the Company and its Subsidiaries whose employment shall be terminated by the Surviving Corporation or any of its Subsidiaries on the Closing Date.

(f) Prior to the Closing but effective at the Effective Time, the Company shall take such action as may be required to eliminate the Company’s obligation to match employee contributions with equity under the Company’s 401(k) plan.

5.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any other rights that any person may have pursuant to any employment agreement, indemnification agreement or other arrangement, each as identified on Schedule 5.6(a) of the Company Disclosure Schedule (each, an “Indemnified Party Agreement”), who, at or prior to the Effective Time, is or was serving (i) as director, officer, employee or agent of the Company or any Subsidiary, (ii) as a fiduciary under any Employee Benefit Plan or (iii) at the request of the Company or any Subsidiary as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (each, an “Indemnified Party”), from and after the Effective Time, Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all obligations to indemnify (including any obligations to advance funds for expenses) such Indemnified Parties for acts or omissions by such Indemnified Parties occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), and such indemnification obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of such Indemnified Party Agreement from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties arising out of such acts or omissions; provided, however, Parent and the Surviving Corporation shall not be obligated to honor any obligations arising under an Indemnified Party Agreement entered into by the Company after the date of this Agreement and prior to the Effective Time.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers with the same or better credit rating as the Company’s current insurance carrier of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that in no event shall Parent be required to maintain such current policies if it is required to pay aggregate annual premiums for insurance under this Section 5.6(b) in excess of 200% of the amount of the aggregate premiums paid by the Company for the most recent year. The Company hereby represents and warrants that the premiums for such insurance for such year are set forth on Schedule 5.6(b) of the Company Disclosure Schedule. In the event that Parent is required to pay in excess of such amount, it shall only be obligated to provide a policy with the best coverage Parent is reasonably able to obtain for such 200% amount.

(c) The Surviving Corporation shall not, and Parent shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any Indemnified Party Agreement in any manner that would affect adversely the rights of any Indemnified Party thereunder.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.6.

(e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and his heirs and representatives.

5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

5.8 Public Announcements. The parties hereto will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the consent of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement.

5.9 Advice of Changes; Governmental Filings. Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would have, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. In addition, the Company shall give prompt notice to Parent, and the Parent shall give prompt notice to the Company, of the occurrence or failure to occur of any event which occurrence or failure to occur cause the failure of any of the conditions set forth in Sections 6.2(a), 6.2(b), 6.2(c) and 6.2(d), provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.10 Conveyance Taxes. The Company and Parent will: (i) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement; (ii) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee; and (iii) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

5.11 Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

(a) Each of Guarantor, Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Guarantor, Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Guarantor, Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Guarantor’s, Parent’s and Merger Sub’s investigation of the Company and its Subsidiaries and their businesses and operations, Guarantor, Parent, Merger Sub and their representatives have received from the Company or its representatives certain reserve or other estimates, projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Each of Guarantor, Parent and Merger Sub acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such reserve or other projections, forecasts, estimates, plans and budgets; (ii) Guarantor, Parent and Merger Sub are familiar with such uncertainties; (iii) Guarantor, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all reserve or other estimates, projections, forecasts, plans and budgets so furnished to them or their representatives (other than factual noninterpretive data on which the Company Reserve Report was based and which is covered by the representations and warranties in Section 3.1(r)); and (iv) except as set forth in the parenthetical in clause (iii), Guarantor, Parent and Merger Sub will not (and will cause all of their respective Subsidiaries or other Affiliates or any other person acting on their behalf to not) assert any claim or cause of action against the Company or any of the Company’s direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such person liable with respect thereto.

(b) Each of Guarantor, Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1, the Company has not made and shall not be deemed to have made to Guarantor, Parent, Merger Sub or any of their representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Guarantor, Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 or under the Stockholders’ Agreement, neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or representatives, makes or has made any representation or warranty to Guarantor, Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i) any projections, forecasts, reserve or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Guarantor, Parent, Merger Sub or their respective representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Guarantor, Parent, Merger Sub or their respective representatives or Affiliates, including the information in the data room, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

5.12 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

(b) Other Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for such consents, approvals, permits and authorizations the failure of which to be obtained would not have a Company Material Adverse Effect (assuming the Merger has occurred). Unless otherwise agreed to by the Company and Parent (which agreement shall not be unreasonably withheld), no such consent, approval, permit or authorization shall then be subject to appeal.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an “Injunction”) preventing or making illegal the consummation of the Merger.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Company Material Adverse Effect) shall be true and correct, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for such failures to be true and correct that have not had a

Company Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect. For purposes of determining the satisfaction of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing Date.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement and be continuing as of the Closing Date.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a) Representations and Warranties of Guarantor, Parent and Merger Sub. (i) The representations and warranties of Guarantor, Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualifications or limitations therein or any references therein to Parent Material Adverse Effect) shall be true and correct, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for such failures to be true and correct that have not had a Parent Material Adverse Effect; (ii) that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, subject to the qualifications in (i) above; and (iii) for changes expressly permitted as contemplated by the terms of this Agreement. The Company shall have received a certificate signed on behalf of Parent by two Managers of Parent to such effect. For purposes of determining the satisfaction of this condition, “knowledge” as used in such representations and warranties shall mean knowledge as of the Closing Date.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by two Managers of Parent to such effect.

(c) Payment Fund. Parent shall have deposited in the Payment Fund immediately available funds in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1 and the aggregate Option Consideration payable pursuant to Section 2.3.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

(b) by either the Company or Parent:

(i) if (A) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used commercially reasonable efforts to resist, lift or resolve, as applicable, such Injunction; or (B) the approval of the stockholders of the Company of this Agreement and the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

(ii) if the Merger shall not have been consummated by March 31, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) or Section 6.3(a) or Section 6.3(b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that in no event shall such 30-day period extend beyond the Termination Date (a “Material Breach”) (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

(c) by Parent if (i) the Board of Directors of the Company shall have withdrawn, modified or changed, in any manner that is materially adverse to Parent, its recommendation to the stockholders of the Company with respect to this Agreement (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in accordance with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal other than the Merger; or

(d) by the Company if (i) the Board of Directors of the Company shall have determined to withdraw, modify or change, in any manner that is adverse to Parent, its recommendation of this Agreement pursuant to Section 4.2(c)(i), or (ii) (A) the Board of Directors of the Company shall have determined that it has received an Acquisition Proposal that constitutes a Superior Proposal, (B) the Company shall have given notice to Parent in writing that the Company has received a Superior Proposal from a third party, specifying the material terms and conditions of such Superior Proposal and that the Company intends to terminate this Agreement in accordance with this Section 7.1(d), and (C) either (1) Parent shall not have proposed revisions to the terms and conditions of this Agreement within three business days after the date on which such notice (or any subsequent three business day period in the event Parent has proposed revisions to the terms and conditions of this Agreement superior to such Superior Proposal) is given to Parent, or (2) if Parent within such period shall have proposed revisions to the terms and conditions of this Agreement, the Board of Directors of the Company, after consultation with the Company’s financial advisor and outside legal counsel and taking into account any revised proposal made by Parent, shall have determined in good faith that the third party’s Acquisition Proposal remains a Superior Proposal; provided, however, that the Company may not effect such termination pursuant to this Section 7.1(d) unless the Company has contemporaneously with such termination tendered payment to Parent of the Termination Fee pursuant to Section 7.3 and, if the termination is pursuant to Section 7.1(d)(ii), the three business day period (and any subsequent three business day period, if applicable) referenced above has expired.

7.2 Notice of Termination. A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination.

7.3 Effect of Termination.

(a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.3, the last two sentences of Section 5.2, Section 7.6 and Article VIII; provided, however, that no such termination shall relieve any party from liability for a knowing and intentional breach of a representation or warranty or a breach of any obligation hereof.

(b) If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $75,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Parent. If the Termination Fee shall be payable pursuant to clause (i) of the immediately preceding sentence, the Termination Fee shall be paid no later than one business day after the date of termination of this Agreement, and if the Termination Fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the Termination Fee shall be paid on the date of termination of this Agreement.

(c) If (i) this Agreement is terminated by either Parent or the Company pursuant to clause (B) of Section 7.1(b)(i) because the stockholders of the Company shall not have approved the adoption of this Agreement at the Company’s stockholders’ meeting referred to in Section 5.3, (ii) at the time of such stockholders’ meeting there shall have been pending a publicly announced Acquisition Proposal (other than the Merger) and (iii) within nine months after the date of such stockholders’ meeting, the Company consummates the Acquisition Proposal described in clause (ii), then at the closing or other consummation of such Acquisition Proposal the Company shall pay Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent.

(d) In no event shall Parent be entitled to receive more than one payment of the Termination Fee.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

7.6 Return of Information. Within ten business days following termination of this Agreement in accordance with Section 7.1, Parent shall, and shall cause Merger Sub and their respective Affiliates and representatives to, return to the Company, or destroy, all Evaluation Material (as defined in the Confidentiality Agreement) furnished or made available to Parent and Merger Sub and their respective Affiliates and representatives by or on behalf of the Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Parent or Merger Sub or any of their respective Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Evaluation Material. Parent shall deliver a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Evaluation Material as required under this Section 7.6.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Payment of Expenses. Except as set forth in Section 7.3(b), each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated.

8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Article II, Sections 5.5 and 5.6, and Article VIII. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and, subject to Section 7.6, the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by recognized overnight courier service, and shall be deemed to be given, dated and received: (i) when so delivered personally; (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder); or (iii) upon acknowledgement of delivery by a representative of the recipient of such notice when so delivered by overnight courier service to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder:

(i) if to Guarantor, Parent or Merger Sub, to:

Norsk Hydro E&P Americas, L.P.

15995 North Barkers Landing Road, Suite 200

Houston, Texas 77079

Telecopy: (281) 504-1101

Attention: Helge Haldorsen

with a copy to:

Norsk Hydro ASA

Drammensveien 264

N-0240

Oslo, Norway

Telecopy: +47 22 53 28 08

Attention: Tor-Ove Horstad

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telecopy: (713) 221-1188

Attention: Edgar J. Marston III

(ii) if to the Company, to:

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, Texas 77002

Telecopy: (713) 759-1773

Attention: Chief Executive Officer

with copies to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2300

Houston, Texas 77002-6760

Telecopy: (713) 615-5637

Attention: Scott N. Wulfe

                 W. Matthew Strock

8.4 Rules of Construction.

(a) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b) The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, that such information is required to be listed in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or that such items are material to the Company, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Schedule and Company Disclosure Schedule are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Schedule and Parent Disclosure Schedule are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of an item in one section of the Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Schedule or Parent Disclosure Schedule with respect to such other representations or warranties or an appropriate cross reference thereto.

(c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The provisions of Sections 5.5 and 5.6 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.7 Governing Law; Agreement to Arbitrate. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Any disputes arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter a “Dispute”) shall be finally resolved by three arbitrators in a binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) of the American Arbitration Association (“AAA”) under its International Arbitration Rules (the “Rules”) then in force. The parties shall each appoint one arbitrator within 20 days of receipt of a notice to arbitrate a Dispute, and within 20 days of the nomination of the second arbitrator the two arbitrators appointed by the parties shall together appoint by mutual agreement the third arbitrator, who shall be the presiding arbitrator. If any appointment is not made within the time allotted by the Rules, then the ICDR shall appoint the arbitrator according to the Rules. The seat of the arbitration shall be Houston, Texas. The arbitration shall be conducted solely in the English language and the award rendered solely in U.S. dollars. If a party refuses to honor its obligations to arbitrate under this Section 8.7, the other party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the refusing party; the order compelling arbitration shall require that the arbitration proceedings take place in Houston, Texas and in the manner specified herein. For purposes of the preceding sentence, each party hereby expressly submits to the personal jurisdiction and venue of the state courts in Harris County of the State of Texas or the United States District Court for the Southern District of Texas, Houston Division, and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the providing of notice in accordance with the provisions of Section 8.3. Any award of the arbitrators pursuant to the foregoing may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any Dispute relating to whether the Company properly terminated this Agreement pursuant to Section 7.1(d) shall be brought in and resolved by the state courts of Delaware or the United States District Court for the District of Delaware; the arbitrators shall have no authority to decide such Dispute; for such purpose each party hereby expressly submits to the personal jurisdiction and venue of such courts and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum; and each party further hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the providing of notice in accordance with the provisions of Section 8.3. Each party irrevocably stipulates that this Section 8.7 shall satisfy the requirements for an agreement in writing pursuant to Article II of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, done at New York on June 10, 1958.

8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under the Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that the rights of Parent and Merger Sub hereunder may be assigned prior to the Closing, in whole or in part, without the consent of the Company, to one or more Affiliates or Subsidiaries of Parent or Merger Sub if: (i) the assignee shall assume in writing all of such assignor’s obligations to Seller hereunder; (ii) Guarantor, Parent and Merger Sub shall not be released from any of their respective obligations hereunder by reason of such assignment; and (iii) such assignment does not hinder or delay the ability of the parties to consummate the transactions contemplated by this Agreement and does not otherwise adversely affect the Company or its stockholders from a tax or other perspective. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10 Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise); and (ii) any director, officer, employee, representative or agent of (A) the Company or (B) any person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

8.11 Schedule Definitions. All capitalized terms in the Company Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

8.12 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

8.13 Guaranty. Guarantor hereby unconditionally guarantees, as if it were the primary obligor, the punctual: (i) payment by Parent of the Merger Consideration, the Option Consideration and the other amounts payable by Parent pursuant to Article II and any damages that may be due to the Company or any of its Subsidiaries for failure to close the transactions contemplated by this Agreement; and (ii) performance of the obligations of Parent and Merger Sub (including any of their permitted assignees) set forth herein. Additionally, as of the date of this Agreement and as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date), Guarantor adopts and republishes to the Company, mutadis mutandis, the representations and warranties set forth in Article III.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

NORSK HYDRO ASA

By:	/s/ TORE TORVUND
Name:	Tore Torvund
Title:	Executive Vice President

By:	/s/ JOHN OTTESTAD
Name:	John Ottestad
Title:	Executive Vice President

NORSK HYDRO E&P AMERICAS, L.P.

By:	Norsk Hydro E&P Americas Investment, L.L.C., its sole general partner

By:	/s/ HELGE HALDORSEN
Name:	Helge Haldorsen
Title:	Manager

HARALD ACQUISITION CORP.

By:	/s/ HELGE HALDORSEN
Name:	Helge Haldorsen
Title:	President

SPINNAKER EXPLORATION COMPANY

By:	/s/ ROGER L. JARVIS
Name:	Roger L. Jarvis
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

STOCKHOLDERS’ AGREEMENT, dated as of September 18, 2005 (this “Agreement”), among Warburg Pincus Ventures, L.P. (“Warburg”), Roger L. Jarvis (“Jarvis”, and together with Warburg, the “Stockholders”), and Norsk Hydro E&P Americas, L.P., a Delaware limited partnership (“Parent”).

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Parent’s ultimate parent corporation (“Guarantor”), Parent, a Delaware subsidiary of Parent (“Merger Sub”), and Spinnaker Exploration Company, a Delaware corporation (the “Company”);

WHEREAS, as of the date hereof, the Stockholders collectively own of record, own beneficially, or otherwise have voting control over shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Guarantor, Parent, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Guarantor, Parent and Merger Sub to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Guarantor, Parent and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares.

(a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, such Stockholder will vote, or cause to be voted, all of its respective Shares: (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not economically adverse to the Stockholders; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligations or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; and (iii) against any Acquisition Proposal.

(b) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby: (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked by such Stockholder; (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof; and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly: (a) sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares; (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement; or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or otherwise by operation of law) or other disposition of any Shares; provided, however, that a Stockholder may transfer such Shares (i) solely for estate planning purposes (provided, that the transferee agrees in writing in a form reasonably satisfactory to Parent to be bound by this Agreement as a Stockholder), (ii) to a Stockholder’s beneficial owners as a distribution of such Shares with respect to such beneficial ownership interest (provided, that the transferee(s) agrees in writing in a form reasonably satisfactory to Parent to be bound by this Agreement as a Stockholder) or (iii) that does not exceed 5% of such Stockholder’s Shares.

3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Parent with respect to itself and its ownership of the Shares as follows:

(a) Ownership of Shares. The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no Shares of Company Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has the power to authorize the voting of the Shares as contemplated hereby, without restriction, with respect to all of the Shares.

(b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the

Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except that certain Amended and Restated Stockholders Agreement dated as of September 27, 1999 or as expressly contemplated hereby, and other than requirements that the Stockholders dispose of their Shares in a pro rata manner, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

(d) Brokers or Finders. Except as contemplated by Section 3.1(u) of the Merger Agreement, no agent, broker, investment banker, financial advisor or other firm or Person retained by the Stockholder or the Company is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

4. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows:

(a) Authority. Parent has all requisite corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes the valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of the Parent’s properties or assets. Except for informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

(c) Financing. At the Closing, Parent shall have sufficient immediately available funds to enable it to pay the Merger Consideration and to consummate the transactions contemplated by the Merger Agreement.

5. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that it will not, and will not: (a) authorize or (to the extent within its control) permit any of its officers, directors, employees, agents, Affiliates and other representatives or those of any of its Subsidiaries, directly or indirectly, to initiate, solicit or encourage (including by way of providing information) any invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to any Acquisition Proposal from any person or engage in any negotiations with respect thereto or otherwise cooperate with, or assist or participate in, facilitate or enter into any such proposal directly or indirectly; or (b) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; provided, however, that nothing herein shall prohibit any Stockholder from engaging in any of such activities with any person with whom the Company is entitled to engage in discussions and negotiations pursuant to Section 4.2(c) of the Merger Agreement.

6. Termination. This Agreement shall terminate upon the earlier to occur of: (a) the Effective Time; or (b) any termination of the Merger Agreement in accordance with the terms thereof; provided, however that no such termination shall relieve any party of liability for a breach hereof prior to termination, and any such termination will not affect any rights hereunder which by their terms do not terminate or expire prior to or at such termination.

7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, without the necessity of posting a bond, in addition to any other remedy at law or in equity.

8. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder or its designee from taking or not taking any action in its capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

9. Waiver of Appraisal Rights. Each Stockholder, severally and not jointly, hereby irrevocably and unconditionally waives, and agrees to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that such Stockholder may directly or indirectly have by virtue of the ownership of any Shares.

10. Miscellaneous.

(a) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart

(e) Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received: (i) when so delivered personally; (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder); or (iii) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

If to Warburg:

Warburg Pincus Ventures, L.P.

455 Lexington Avenue, 11th Floor

New York, New York 10017

Telecopy: (212) 878-6139

Attention: Jeffrey Harris

and

If to Jarvis:

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, Texas 77002

Telecopy: (713) 750-1773

Attention: Roger L. Jarvis

and

if to Parent to:

Norsk Hydro E&P Americas, L.P.

15995 North Barkers Landing Road, Suite 200

Houston, Texas 77079

Telecopy: (281) 504-1101

Attention: Helge Haldorsen

with a copy to:

Norsk Hydro ASA

Drammensveien 264

N-0240

Oslo, Norway

Telecopy: +47 22 53 28 08

Attention: Tor-Ove Horstad

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Telecopy: (713) 221-1188

Attention: Edgar J. Marston III

(f) Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Stockholders, provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Rules of Construction.

(i) Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of such independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(ii) All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Schedules, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed individually or by its respective authorized officer thereunto duly authorized, all as of the date first written above.

NORSK HYDRO E&P AMERICAS, L.P.

By:	Norsk Hydro E&P Americas Investment, L.L.C., its sole general partner

By:	/s/ HELGE HALDORSEN
Name:	Helge Haldorsen
Title:	Manager

WARBURG PINCUS VENTURES, L.P.

By:	Warburg Pincus & Co., its sole general partner

By:	/s/ JEFFREY HARRIS
Name:	Jeffrey Harris
Title:	Managing Director

ROGER L. JARVIS

By:	/s/ ROGER JARVIS
Name:	Roger L. Jarvis

Schedule I

Stockholder	Number of Shares
Roger L. Jarvis	120,745

Warburg Pincus Ventures, L.P.	6,800,585

EXHIBIT B

CONSULTING AGREEMENT

CONSULTING AGREEMENT (“Agreement”), dated as of September 18, 2005, shall become effective as of the Effective Date (as hereinafter defined), by and between, Harald Acquisition Corp., a Delaware corporation (“Merger Sub”), and Roger L. Jarvis, an individual resident in the State of Texas (“Consultant”).

WHEREAS, Merger Sub, Norsk Hydro ASA, a public limited liability company organized under the laws of the Kingdom of Norway and the ultimate parent of Merger Sub, Norsk Hydro E&P Americas, L.P., a Delaware limited partnership and the immediate parent of Merger Sub, and Consultant’s current employer, Spinnaker Exploration Company, a Delaware corporation (the “Company”), are simultaneously entering into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company shall continue its existence as the surviving corporation in the Merger (the Company is sometimes referred to herein as the “Surviving Corporation”);

WHEREAS, as a result of the Merger, it is contemplated that Consultant will desire to retire from his status as an executive officer of the Company, and the Surviving Corporation will desire to continue to draw on Consultant’s experience and knowledge by entering into a consulting relationship with Consultant upon the terms and conditions hereinafter contained;

WHEREAS, following the Merger, it is contemplated that Consultant will desire to enter into a consulting relationship with the Surviving Corporation upon the terms and conditions hereinafter contained; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and of the mutual benefits accruing to Merger Sub and to Consultant from the consulting relationship to be established between the parties by the terms of this Agreement, Merger Sub and Consultant agree as follows:

1. Effective Date. This Agreement shall become effective simultaneously with the effectiveness of the Merger contemplated by the Merger Agreement (the date of the effectiveness of the Merger being hereinafter called the “Effective Date”).

2. Cessation of Employment; Consulting Relationship. Upon consummation of the Merger, Consultant and the Surviving Corporation have agreed that: (i) Consultant’s continued employment with the Company, as detailed in his employment agreement dated December 20, 1996, will be terminated; and (ii) that, regardless of anything to the contrary contained therein, as a result of the consummation of the Merger, the Surviving Corporation shall pay to executive 100% of the rights and benefits to which Consultant is or may become entitled to under the Company’s (A) Executive Change in Control Severance Plan and (B) plans to accelerate the year-end incentive compensation and base compensation adjustments as contemplated by

Schedule 4.1(k) of the Company Disclosure Schedule. On the Effective Date, the Surviving Corporation hereby retains Consultant, and Consultant hereby agrees to be retained by the Surviving Corporation, as an independent consultant, and not as an employee.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue for twelve (12) months (such period being hereinafter called the “Term”); provided, however, that, this Agreement shall terminate immediately upon the date of Consultant’s death.

4. Consulting Services. Consultant agrees that during the Term of this Agreement:

(a) Consultant shall assist and advise the Surviving Corporation with respect to: (i) the integration of its continuing business with the oil and gas exploration and production business of the Guarantor and its Affiliates, (ii) the retention of employees of the Company following the consummation of the Merger and the integration of such employees with employees of the Guarantor and its Affiliates engaged in the oil and gas exploration and production business; (iii) assisting and advising the Guarantor and its Affiliates with respect to the strategic aspects of the operations of the Surviving Corporation and the oil and gas exploration and production business of the Guarantor and its Affiliates; and (iv) such other matters as reasonably requested by the Surviving Corporation, and as are consistent with the nature of the duties performed by Consultant during his active service with the Company;

(b) Consultant shall coordinate the rendition of his services hereunder with Tore Torvund or his successor;

(c) Consultant shall be available to render services to the Surviving Corporation under this Agreement for not more than eighty (80) hours during any month during the first three (3) months of the Term and not more than forty (40) hours during any month during the remainder of the Term; and

(d) During the first six (6) months of the Term, Consultant shall render his services under this Agreement primarily at the executive offices of the Surviving Corporation in Houston, Texas. Thereafter, Consultant shall have sole discretion to determine the location from which he will provide the services required under this Agreement during the remaining Term, and in no event shall he be required to relocate, or render services from, the principal offices of the Surviving Corporation.

5. Compensation. The Surviving Corporation agrees to pay Consultant for his services performed under this Agreement at the rate of $15,000 for each month during the Term, whether or not services are actually rendered hereunder payable on the first day of each such month.

6. Expense Reimbursement. The Surviving Corporation agrees to reimburse consultant for all travel and other costs and expenses reasonably incurred by Consultant in the performance of his duties hereunder. The Surviving Corporation shall timely reimburse Consultant for all such expenses submitted with reasonable documentation in a manner consistent with the travel and expense policies generally applicable to the Surviving Corporation’s officers.

7. Benefits. Except as made available by virtue of prior employment arrangements with the Company or in connection with the Merger or as set forth below, Consultant shall not be entitled to participate in or receive benefits under any programs maintained for employees of the Surviving Corporation, including, without limitation, life, disability benefits, healthcare, pension, bonuses not contemplated herein, profit sharing or other retirement plans or other fringe benefits. Notwithstanding the foregoing, beginning on the Effective Date and continuing until the earlier of the date of Consultant’s death or attainment of age 65 (or such later age as may be applicable to the most senior retired executives of the Surviving Corporation) Consultant will be provided, at the expense of the Surviving Corporation, with medical, dental and other healthcare benefits not less favorable to Consultant than those available to him immediately prior to the Effective Date. In the event that the Consultant is not eligible to participate in one or more healthcare plans of the Surviving Corporation providing such coverage, the Surviving Corporation will reimburse Consultant for the cost of Consultant purchasing equivalent healthcare coverage, with such amount grossed up so that the net amount received by Consultant after the payment of income taxes on such payment (calculated at the maximum federal, state and local income tax rates applicable to individuals residing in Houston, Texas) will be not less than the cost of such healthcare coverage. The Surviving Corporation agrees to provide to the Consultant such information relating to the healthcare benefits made available to the senior executive officers of the Surviving Corporation as Consultant may reasonably request from time to time.

8. Support, Supplies and Office Space. The Surviving Corporation will provide the Consultant with suitable administrative support (as reasonably determined by Consultant and the Surviving Corporation) during the Term including, among other things, secretarial support, photocopying and facsimile services, voice mail access, remote e-mail access (including provision of a Blackberry or equivalent equipment), message taking services, mail receipt, office furniture, utilities, office equipment, and office supplies and parking. During the first six (6) months of the term and for so long thereafter as Consultant is available to render services from the Surviving Corporation’s principal executive offices in Houston, Texas, the offices, administrative support and parking will be consistent with that made available to the Consultant by the Company immediately prior to the Effective Date.

9. Confidential Information.

(a) Confidential Information.

(i) Consultant recognizes that by reason of his prior service to the Company and his engagement with the Surviving Corporation hereunder, he has acquired in the past and will acquire in the future Confidential Information (defined below), the use or disclosure of which would cause Guarantor (as defined in the Merger Agreement) and the Surviving Corporation substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Consultant agrees that he will not (directly or indirectly) at any time, whether during or after his engagement hereunder, disclose any such Confidential Information to any person except: (i) in the performance of his services to the Surviving Corporation hereunder; (ii) as required by applicable law; (iii) in connection with the enforcement of his rights under this Agreement; (iv) in connection with any disagreement, dispute or litigation between Consultant and the Surviving Corporation; or (v) with the prior written consent of the Surviving Corporation. As used herein, “Confidential Information” means: (A) all seismic and geophysical data, geological data, chemical data, engineering data, interpretive and analytical reports and studies, logs, formation tests, maps, diagrams, data bases, computer printouts, computer tapes, agreements and contracts, files, books, accounts, and other technical information, business records, or financial data owned or otherwise acquired by the Surviving Corporation or prepared by Consultant or any officer, employee, consultant, contractor, agent, or representative of the Surviving Corporation for the benefit of the Surviving Corporation prior to or during the term of this Agreement; and (B) any information received by Consultant in connection with his prior employment as chief executive officer of the Company or his engagement hereunder with the Surviving Corporation to the extent the disclosure of such information by Consultant would result in a breach by the Surviving Corporation of any confidentiality obligation known to Consultant; provided, however, that such term shall not include any information that (1) is or becomes generally known or available other than as a result of a disclosure by Consultant or (2) is or becomes known or available to Consultant on a nonconfidential basis from a source (other than the Surviving Corporation) which, to Consultant’s knowledge, is not prohibited from disclosing such information to Consultant by a legal, contractual, fiduciary or other obligation to the Surviving Corporation. In no event will any information be deemed Confidential Information after two (2) years following the expiration of the Term.

(ii) Consultant confirms that all Confidential Information is the exclusive property of the Surviving Corporation or the Guarantor, as the case may be. All business records, papers or documents kept or made by Consultant while engaged hereunder relating to the business of the Surviving Corporation and the Guarantor shall be and remain the property of the Surviving Corporation or the Guarantor, as the case may be, at all times. Upon the request of the Surviving Corporation or the Guarantor, as the case may be, at any time, Consultant shall promptly deliver to the Surviving Corporation or the Guarantor, as appropriate, and shall retain no copies of, any written materials, records and documents made by Consultant or coming into his possession while retained hereunder concerning the business or affairs of the Surviving Corporation or the Guarantor, other than personal materials, records and documents (including notes and correspondence) of Consultant not containing Confidential Information. Notwithstanding the foregoing, Consultant shall be permitted to retain copies (including electronic copies) of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation between Consultant and the Surviving Corporation or any third person.

(b) Assistance by Consultant. Both during the period of Consultant’s engagement by the Surviving Corporation and thereafter, provided the Surviving Corporation pays all costs and expenses, Consultant shall assist the Surviving Corporation and the Guarantor, at any time, in the protection of its respective worldwide right, title, and interest in and to Confidential Information; provided, however, that any such assistance after termination of Consultant’s employment does not, in Consultant’s good faith judgment, unreasonably interfere with Consultant’s other activities.

10. Non-Disparagement. The Surviving Corporation agrees that it will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of Consultant. Consultant agrees that he will not make any statements to third parties which are intended to disparage, discredit or injure the reputation of the Surviving Corporation or its Affiliates.

11. Agreement Not to Compete.

(a) Term. Until twelve (12) months after the last day of the Term of this Agreement, Consultant shall not, directly or indirectly: (i) engage in, have any equity interest in, or manage or operate any business that competes with the Surviving Corporation or any of its Affiliates anywhere in the world, or (ii) hire or recruit or otherwise solicit or induce any non-clerical employee, director, or consultant of the Surviving Corporation or any of its Affiliates to terminate its employment or arrangement with the Surviving Corporation or such Affiliate.

(b) Definition. For the purposes of this Section 11, “any business that competes with the Surviving Corporation or any of its Affiliates” does not include: (i) any type of activity other than the oil and gas exploration and production business in which the Surviving Corporation actively engages on the date of this Agreement in the offshore Gulf of Mexico area; or (ii) the ownership as a passive investor of less than 5% of the voting securities of a person whose securities are publicly traded in a recognized securities market in the United States or elsewhere.

12. Remedies. Consultant acknowledges that money damages would not be a sufficient remedy for any breach of Sections 9, 10 or 11 by Consultant, and the Surviving Corporation shall be entitled to enforce the provisions of such Sections by specific performance and injunctive relief as remedies for such breach or any threatened breach, without the necessity of posting any bond. Such remedies shall not be deemed the exclusive remedies for a breach of such Sections, but shall be in addition to all remedies available at law or in equity to the Surviving Corporation, including the recovery of damages from Consultant and his agents involved in such breach and remedies available to the Surviving Corporation pursuant to other agreements with Consultant.

13. General.

(a) Amendment. This Agreement may only be amended by written agreement between the Consultant and the Surviving Corporation.

(b) Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that the rights of the Surviving Corporation hereunder may be assigned prior to the Effective Date, in whole or in part, without the consent of the Consultant, to one or more Affiliates or Subsidiaries of the Surviving Corporation if: (i) the assignee shall assume in writing all of the Surviving Corporation’s obligations to Seller hereunder; (ii) the Surviving Corporation shall not be released from any of its obligations hereunder by reason of such assignment; and (iii) Consultant’s services hereunder shall continue to be for the benefit of any surviving or successor corporation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(d) Applicable Law. The rights and liabilities of the parties hereto shall be determined in accordance with the laws of the State of Texas. The parties hereto submit to the jurisdiction of the courts of Texas sitting in Harris County, Texas in respect of any matter or thing arising out of this Agreement or pursuant thereto.

(e) Taxes and Statutory Obligations. As an independent contractor, Consultant will be solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers’ Compensation Insurance laws.

(f) Survival. All Sections of this Agreement survive beyond the Term except as otherwise specifically stated.

(g) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each of the parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

14. Houston Astros Tickets. With respect to the Houston Astros season tickets purchased by the Company for the 2005 season, in the event the Effective Date occurs prior to the end of 2005 season, the Company will sell to Consultant all then remaining tickets at cost. With respect to the Houston Astros season tickets after the 2005 season, as soon as reasonably practicable after the Effective Date the Company will, for no additional consideration, deliver to the Consultant a letter or other written instrument satisfactory to the Houston Astros organization transferring to the Consultant all rights to purchase such tickets (at Consultant’s own cost) in the future.

15. Spinnaker Name. In due course following the Effective Date, the Surviving Corporation intends to change its name to delete the reference to “Spinnaker” from its corporate name. The Surviving Corporation will give Consultant not less than fifteen (15) days prior notice of its intention to effect such name change and will notify Consultant of the date on which the name change will be effected and cooperate with Consultant so that Consultant may take such action Consultant deems appropriate to preserve Consultant’s right to use the name “Spinnaker” in the future. In addition, effective as of such name change, Surviving Corporation will convey to Consultant, for no additional consideration, all of its rights, title and interest in and to the name “Spinnaker” and all derivatives thereof.

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed individually or by its authorized officer thereunto duly authorized, all as of the date first written above.

HARALD ACQUISITION CORP.

By:	/s/ HELGE HALDORSEN
Name:	Helge Haldorsen
Title:	President

CONSULTANT

By:	/s/ ROGER L. JARVIS
Name:	Roger L. Jarvis